Exhibit 99.1

Omeros Corporation Reports First Quarter 2012 Financial Results

Seattle, WA – May 10, 2012 – Omeros Corporation (NASDAQ: OMER), a clinical-stage biopharmaceutical company committed to discovering, developing and commercializing products targeting inflammation, coagulopathies and disorders of the central nervous system, today announced its financial results for the first quarter of 2012.

Financial Results

Total operating expenses for the quarter ended March 31, 2012 were $9.6 million compared to $7.7 million for the same period in 2011. The increase in operating expenses primarily relates to increased clinical trial expenses for OMS302 and an increase of $673,000 of stock-based compensation expenses for company-wide options granted in the 2012 period with April 2011 vesting start dates, partially offset by lower general and administrative expenses. Compared to a net loss of $6.5 million, or $0.30 per share, for the same period in 2011, for the quarter ended March 31, 2012 Omeros reported a net loss of $8.9 million, or $0.40 per share, which includes the non-cash expenses of the $673,000 noted above and a one-time charge of $511,000 in connection with a one-year extension of the expiration dates of warrants to purchase up to 197,478 shares of common stock that were originally issued to brokers who assisted Omeros in connection with its Series E Preferred Stock financing.

At March 31, 2012, Omeros had cash, cash equivalents and short-term investments of $17.6 million. Omeros holds a $40.0 million equity line financing facility with Azimuth Opportunity, Ltd. and believes that it has sufficient resources and access to capital to fund operations for at least the next 12 months.

“During the quarter we successfully completed our first of two planned OMS302 Phase 3 clinical trials, representing Omeros’ most significant development milestone to date,” said Gregory A. Demopulos, M.D., chairman and chief executive officer of Omeros. “With the second Phase 3 trial already enrolling, we expect to report data later this year. We also continued to advance our OMS103HP Phase 3 arthroscopic meniscectomy program as well as the rest of our pipeline. Data from the first OMS103HP trial are expected in the second half of 2012, and four of our preclinical programs are on track to enter the clinic throughout the second half of this year and the first part of 2013.”

First Quarter and Recent Highlights

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Reported positive data from our first Phase 3 clinical trial evaluating OMS302 in patients undergoing intraocular lens replacement surgery. OMS302 met its primary endpoint by demonstrating statistically significant (p<0.00001) maintenance of intraoperative mydriasis (pupil dilation). OMS302 also demonstrated statistical superiority (p<0.00001) over placebo in reduction of pain in the early postoperative period. The data for both endpoints are clinically meaningful.

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Announced enrollment of the first patient in Omeros’ second OMS302 Phase 3 clinical trial. Like the initial Phase 3 clinical trial, this second trial will enroll approximately 400 patients undergoing cataract surgery or refractive lens exchange. Randomized, double-blind, placebo-controlled and multicenter, this Phase 3 clinical trial will evaluate the same efficacy and safety measures as the earlier successful Phase 2b and Phase 3 clinical trials. Data are expected in the second half of 2012.

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Announced the identification of compounds that interact selectively with 23 additional orphan G protein-coupled receptors (GPCRs), bringing the total number of orphans GPCRs unlocked by Omeros to 37, representing over 45 percent of the Class A orphan GPCRs. These 23 orphans – CCRL2, GPR17, GPR19, GPR20, GPR21, GPR25, GPR31, GPR32, GPR50, GPR52, GPR80, GPR83, GPR135, GPR141, GPR150, GPR151, GPR153, GPR183 LGR4, LGR6, MAS1, OGR1 and OPN5 – are linked to a series of important indications, including melanoma, ovarian and prostate cancer, hepatocellular carcinoma, multiple sclerosis, anxiety disorders, schizophrenia, memory and emotion control, cognition, suspended animation, arterial stiffness, acute inflammatory responses, humoral immunity, bone disorders and wound repair.

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Secured a new 15-year lease for approximately 64,500 square feet of office and laboratory space in Seattle, Washington. Omeros will combine its office and laboratory facilities into this new space, which has been renamed The Omeros Building. In connection with this lease, Omeros received a lease incentive payment of $3.0 million.

About Omeros Corporation

Omeros is a clinical-stage biopharmaceutical company committed to discovering, developing and commercializing products targeting inflammation, coagulopathies and disorders of the central nervous system. The Company’s most clinically advanced product candidates are derived from its proprietary PharmacoSurgery™ platform designed to improve clinical outcomes of patients undergoing a wide range of surgical and medical procedures. Omeros has four ongoing clinical development programs. Omeros may also have the near-term capability, through its GPCR program, to add a large number of new drug targets and their corresponding compounds to the market. Behind its clinical candidates and GPCR platform, Omeros is building a diverse pipeline of protein and small-molecule preclinical programs targeting inflammation, coagulopathies and central nervous system disorders.

Forward-Looking Statements

This press release contains forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, which are subject to the “safe harbor” created by those sections. These statements include, but are not limited to, Omeros’ expectations that it will report data from the ongoing Phase 3 clinical trials for its OMS302 and OMS103HP programs during the second half of 2012; that four of Omeros’ preclinical programs will enter the clinic throughout the second half of this year and the first part of 2013; and that Omeros may have capability, through its GPCR program, to add a large number of new drug targets and their corresponding compounds to the market. Forward-looking statements are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, the risks, uncertainties and other factors described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2012. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and the Company assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.

Contact:

Jennifer Cook Williams

Cook Williams Communications, Inc.

Investor and Media Relations

360.668.3701

jennifer@cwcomm.org

OMEROS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2012	2011
	(unaudited)
Revenue	$1,496	$1,239
Operating expenses:
Research and development	7,246	5,425
General and administrative	2,322	2,264

Total operating expenses	9,568	7,689

Loss from operations	(8,072)	(6,450)
Investment income	12	17
Interest expense	(494)	(293)
Other income, net	(341)	184

Net loss	$(8,895)	$(6,542)

Basic and diluted net loss per share	$(0.40)	$(0.30)

Weighted-average shares used to compute basic and diluted net loss per share	22,434,903	22,056,590

OMEROS CORPORATION

CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	March 31, 2012	December 31, 2011
Cash and cash equivalents and short-term investments	$17,617	$24,570
Total assets	21,089	26,982
Total notes payable	18,019	19,446
Total current liabilities	18,742	18,985
Accumulated deficit	(185,028)	(176,133)
Total shareholders’ (deficit) equity	(12,683)	(5,554)